Exhibit 99.5

Amendment to Employment Letter Agreement

This amendment is effective as of February 21, 2011 (the “Amendment Date”) by and between NeuMedia, Inc. (formerly known as Mediavest, Inc., the “Company”) and James Lefkowitz (“Employee”) and amends that certain Employment Letter Agreement (“Employment Agreement”) dated June 28, 2007 between the Company and Employee.  Unless otherwise defined herein, defined terms shall their meaning as set forth in the Agreement.

Recitals

WHEREAS, the Company and Employee believe it is in the best interest of the Company and Employee to mutually agree to certain modifications of the Employment Agreement; and

WHEREAS, the parties hereto desire to memorialize their mutual understandings as contained herein.

Amendment

1.           The third sentence of Section 1 of the Employment Agreement shall be deleted and shall be replaced with the following:

“Employee shall have the right to render non-exclusive services on outside projects, provided such activities do not conflict with your duties or obligations to the Company and do not otherwise compete with the business of the Company in any way.”

2.           The first sentence of Section 3 of the Employment Agreement shall be deleted and shall be replaced with the following:

“Your base pay shall be at a rate of $5,000 per month payable in accordance with the Company’s usual payroll procedures, minus customary deductions for federal and state taxes and the like.”

3             The second paragraph of Section 3 shall be deleted and shall be replaced with the following:

“The Company and Employee agree that, provided Employee signs the Option Cancellation Agreement, in the form attached as Exhibit A:

(a)           Five Hundred Thousand (500,000) of the Five Hundred Thousand (500,000) stock options of the Company held by Employee shall be cancelled in their entirety, and shall be replaced by the issuance by the Company of 500,000 non-qualified options at a strike price of $.25 pursuant to the terms of the Option Cancellation Agreement in the form attached hereto as Exhibit A.

(b)           Employee shall be bound by the provision of the following legends which shall be endorsed up on the certificate evidencing the shares issues:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a Registration Statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

“THESE SECURITIES HAVE NOT BEEN QUALIFIED UNDER THE CALIFORNIA CORPORATE SECURITIES LAW OF 1968, AS AMENDED (“CSL”), AND ARE ALSO RESTRICTED UNDER THE PROVISIONS OF THAT LAW.  THESE SECURITIES MUST BE HELD INDEFINITELY UNLESS THEY ARE SUBSEQUENTLY QUALIFIED UNDER THE CSL OR ARE OTHERWISE EXEMPT FROM QUALIFICATION UNDER THAT LAW.”

(c)           The Company shall reasonably cooperate with Employee, at the request of Employee, in connection with removing restrictive legends from shares of common stock of the Company now held or hereafter acquired by Employee under this Agreement, as permitted by law or agreement, and shall, at the Company’s sole cost, arrange for one or more opinions of counsel if necessary to remove the legends.

4.           Employee hereby waives any right to severance pursuant to Section 4 of the Employment Agreement.

5.           All terms and conditions of the Employment Agreement not specifically and expressly deleted, modified or amended herein are hereby ratified and confirmed in all respects and shall remain in full force and effect.

6.           Any conflict between the terms of this Amendment and the Employment Agreement shall be governed by the terms of this Amendment.

In Witness Whereof, the parties hereto have executed this Amendment as of the Amendment Date as set forth above.

NEUMEDIA, INC.	EMPLOYEE

By:	By:

Name: Robert Ellin	Name: James Lefkowitz

Title: Chairman	Title: Chief Operating Officer

Exhibit A
OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT, made this 21st day of February, 2011 (the “Effective Date”), by and between NeuMedia, Inc. (the “Company”) and James Lefkowitz (“Optionee”).

WHEREAS, the Company has established a Stock Option Plan (“Plan”) for the purpose of providing key employees with a direct incentive to increase the value of the Company’s common stock.

WHEREAS, on June 28, 2007, the Company granted Optionee an option to purchase five hundred thousand (500,000) shares of common stock, at an exercise price of $2.65 per share (the “Option”).  The terms and conditions of the Option are set forth in the Plan and stock option agreement dated as of November 7, 2007 (the “Original Stock Option Agreement”).

WHEREAS, the Company and the Optionee desire to cancel 500,000 of the shares underlying the Option (the “Specified Option”) in exchange for the new option specified herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Cancellation of the Options.  The Company and the Optionee acknowledge and agree that the Specified Option shall automatically be surrendered, canceled and shall cease to exist immediately upon the Effective Date.

2.
New Option to the Optionee.  In consideration for the surrender and cancellation of the Specified Options, the Company shall provide to the Optionee a new option under the Plan to purchase five hundred thousand (500,000) shares at an exercise price of $0.25 per share in the form, and subject to the terms, conditions and new vesting scheduled set forth in the New Option Agreement attached hereto as Exhibit 1.

3.
Release. Effective upon receipt by the Optionee of the consideration described in Paragraph 2, the Optionee, on behalf of himself and his heirs, assigns, executors, administrators, personal representatives and other successors, and in any and all capacities hereby unconditionally releases and forever discharges the Company and its respective affiliates, divisions, subsidiaries, employees, officers, directors, agents, accountants, attorneys, shareholders, successors, trustees, beneficiaries, heirs and assigns from, without limitation, any and all claims, awards, damages, obligations, promises, complaints, demands, liabilities and charges, or any other compensation whatsoever, whether known or unknown, now or hereafter accrued, arising or in any way related to the Specified Options.  In connection with the release, the Optionee makes the following additional agreements:

Optionee acknowledge that he is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Optionee abandons, releases, waives and relinquishes all rights and benefits which he may acquire under Section 1542 of the Civil Code of the State of California (or any similar law of any other state) pertaining to the subject matter of this Agreement.

4.
Representations and Warranties of Optionee. Optionee hereby represents, warrants and covenants that: (a) Optionee is the sole beneficial and record owner and holder of the Specified Option, which are free and clear of any liens, claims, options, charges, third party rights or other encumbrances (including, without limitation, restrictions on rights of disposition other than those imposed by applicable laws); (b) Optionee has full power and authority to make, enter into and carry out the terms of this Agreement; (c) Optionee has duly executed and delivered this Agreement; and (d) this Agreement constitutes a valid and binding obligation of Optionee.

5.
Further Assurances. Optionee hereby covenants and agrees to execute and deliver any additional documents and take any other actions necessary or desirable to carry out the purpose and intent of this Agreement, including, without limitations, any actions required to cancel the Specified Options.

6.
Law Governing.  This Option Cancellation Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of California, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

7.
Binding Effect.  The provisions of this Option Cancellation Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

8.
Entire Agreement.  This Option Cancellation Agreement constitutes the final, complete and exclusive agreement between the parties with respect to the matters set forth herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto.

9.
Amendment. This Option Cancellation Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Option Cancellation Agreement.

10.
Counterparts.  This Option Cancellation Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.	Headings. The headings in this Option Cancellation Agreement are inserted for convenience only and shall not constitute a part hereof.

IN WITNESS WHEREOF, the parties have executed this Option Cancellation Agreement as of the day and year first written above.

OPTIONEE	NEUMEDIA, INC.

By:
Title: